Exhibit 99.1

Newpark Appoints Paul Howes CEO

          METAIRIE, La., March 22 /PRNewswire-FirstCall/ -- Newpark Resources, Inc.  (NYSE: NR) announced today that its Board of Directors has named Paul L. Howes  as Newpark’s Chief Executive Officer and member of the Board.  Mr. Howes  succeeds James D. Cole as CEO.  Mr. Cole will devote his full energies to the  development of the new water treatment technology as Chairman and CEO of  Newpark Environmental Water Solutions, a wholly-owned subsidiary of Newpark.

          David Hunt, Chairman of Newpark’s Board of Directors, commented, “We are  pleased that Paul Howes has taken the helm at Newpark.  Paul has demonstrated  the ability to build a company in his prior executive roles, and we are  confident that the ongoing diversification and new product initiatives  currently under way within Newpark will be successfully continued under his  leadership.”

          Mr. Howes is a 1980 graduate of Michigan State University where he majored  in engineering.  His career has included experience in the defense industry,  chemicals and plastics manufacturing, and the packaging industry.  Most  recently, he served as President and CEO of Astaris LLC, a primary chemicals  company headquartered in St. Louis, with operations in North America, Europe  and South America.

          The terms of the Employment Agreement with Mr. Howes include, among other  provisions, an inducement award of (i) 375,000 options at the market price at  the close of business on March 22, 2006, which will vest ratably over three  years, and (ii) 200,000 time restricted shares, which will vest ratably over  five years.  The grant of these inducement awards has been approved by the  independent Compensation Committee of Newpark’s Board of Directors and is  exempt from the shareholder approval requirements set forth by the New York  Stock Exchange.

          Newpark Resources, Inc. provides drilling fluids, environmental and  oilfield services to the exploration and production industry.

          The foregoing discussion may contain “forward-looking statements” within  the meaning of Section 27A of the Securities Act of 1933, as amended, and  Section 21E of the Securities Exchange Act of 1934, as amended. There are  risks and uncertainties that could cause future events and results to differ  materially from those anticipated by management in the forward-looking  statements included in this press release. For further information regarding  these and other factors, risks and uncertainties affecting us, we refer you to  the risk factors set forth under the headings “Risk Factors” and “Cautionary  Statement Concerning Forward-Looking Statements” in our Annual Report on Form  10-K for the year ended December 31, 2005. In particular, as described on  pages 15 and 16 of that Annual Report, any material decline in the level of  oil and gas exploration and production activity could result in fewer  opportunities being available for the service industry in general and us in  particular, and may adversely affect the demand for our services. In addition,  as described on page 18 of that Annual Report, rescission or relaxation of  governmental regulations could reduce the demand for our services and reduce  our revenues and income. We strongly urge you to review that Annual Report and  our other filings with the Securities and Exchange Commission for a more  detailed discussion of these and other factors, risks and uncertainties. Our  SEC filings can be obtained at no charge at http://www.sec.gov , as well as  through our website http://www.newpark.com .

SOURCE  Newpark Resources, Inc.
          -0-                                                                                03/22/2006
          /CONTACT:  Matthew W. Hardey, Vice President of Finance and CFO of Newpark  Resources, Inc., +1-504-838-8222/
          /Web site:  http://www.sec.gov /
          /Web site:  http://www.newpark.com /
          (NR)